APPENDIX A
TO
THE CUSTODIAN AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 10/22/2014

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 9/28/2009 "the Agreement":

YieldShares High Income ETF
Forensic Accounting
VelocityShares Equal Risk Weighted Large Cap ETF
Robo-StoxTM Global Robotics and Automation Index ETF
EMQQ Emerging Markets Internet & Ecommerce ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY: _____________________
NAME: __________________
TITLE: __________________
DATE: __________________